EXHIBIT 99.1

At Origen Financial:	At Financial Relations Board:
W. Anderson Geater	Leslie Loyet
Chief Financial Officer	(312) 640-6672
866.4 ORIGEN	lloyet@financialrelationsboard.com

FOR IMMEDIATE RELEASE
TUESDAY, MAY 8, 2007
ORIGEN FINANCIAL ANNOUNCES FIRST QUARTER 2007 RESULTS;
DECLARES DIVIDEND OF $0.06 PER SHARE
SOUTHFIELD, MI -May 8, 2007 — Origen Financial, Inc. (NASDAQ: ORGN), a real estate investment trust that originates and services manufactured housing loans, today announced net income of $1.7 million, or $0.07 per share, for the quarter ended March 31, 2007, compared with net income of $1.2 million, or $0.05 per share, for the quarter ended March 31, 2006, an increase of 40 percent. Origen’s Board of Directors declared a dividend payment for the first quarter of $0.06 per share to be paid to holders of Origen’s common stock of record on May 18, 2007. The dividend will be paid on May 31, 2007, and will approximate $1.6 million. The Board of Directors takes into consideration the differences between net income as determined by Generally Accepted Accounting Principles (“GAAP”) and REIT taxable net income in the determination of dividend payments.
Highlights for Quarter
•	Loan origination volume increased 26 percent to $78.6 million versus a year ago.

•	Loans processed for third parties totaled $22.8 million for the quarter as compared to $3.3 million for the year ago quarter, an increase of 591 percent.

•	Total revenue increased 20 percent to $25.7 million versus $21.4 million for the prior year quarter.

•	Non-performing loans as a percent of average outstanding loan principal balances improved to 0.5 percent at March 31, 2007, from 0.9 percent a year ago.

•	Origen’s financing facility with Citigroup Global Markets Realty Corporation was renewed through March 13, 2008 with lower financing costs and an increased capacity, from $235 million to $250 million.
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Origen Financial, Inc.
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Financial Highlights
•	Interest income was $20.8 million for the first quarter 2007, an increase of 21 percent, primarily due to a 24 percent increase over the same period a year ago in the average owned loan portfolio. Non-interest income increased 17 percent over the prior year’s first quarter to $4.9 million.

•	Interest expense for the first quarter 2007 increased by 34 percent to $12.9 million from $9.6 million from last year’s first quarter as a result of increased borrowings relating to loan originations.

•	The provision for credit losses was $1.8 million for the first quarter 2007 compared with $2.1 million for the same quarter 2006, despite an increase in owned loan balances between the quarters of 25 percent. The decrease reflects the continued improvement in the overall quality of the owned loan portfolio.

•	First quarter 2007 non-interest expenses were $9.3 million compared with $8.5 million for the year ago quarter. Of the $0.8 million increase, approximately $240,000 related to non-recurring employee health insurance costs. Remaining increases consisted of expense categories each comprising increases of $100,000 or less.
Portfolio Performance
At March 31, 2007, loans 60 or more days delinquent were 0.7 percent of the owned loan portfolio compared to 0.9 percent at December 31, 2006, a decrease of 22 percent. The continued improvement in delinquencies is attributable to the quality of loans originated and the effectiveness of loan servicing operations.
Ronald A. Klein, Origen’s chief executive officer, stated, “We are pleased with our first quarter results. While first quarter shipments of new manufactured houses dropped 34 percent to the lowest level since the first quarter of 1961, we were able to grow our loan originations by over 26 percent. Additionally, our third party loan origination business also saw substantial growth versus last year. We are continuing to see an increase in loan applications and closed loan volume, and while we believe a large part of the increase is due to consumers who no longer can qualify for site-built housing due to credit tightening in the sub-prime and Alt-A mortgage market, our credit metrics continue to be very strong. Our loan delinquency, at the end of the first quarter, reflects historic lows and we have seen similar performance through April.”
Mr. Klein further stated, “Our strong credit performance was rewarded with our execution on our 2007-A securitization which closed in early May. Our ability to issue a wrapped transaction allowed us to achieve a significantly lower cost of funds than a traditional senior-subordinated execution. Furthermore, the rating agencies substantially reduced our over-collateralization requirement, from 11 percent to 8 percent of the loan collateral balance, which resulted in more than a 40 percent increase in our leverage as compared to our last securitization, 2006-A.”
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Earnings Call and Webcast
A conference call and webcast have been scheduled for May 9, 2007, at 11:00 a.m. EST to discuss first quarter results. The call may be accessed on Origen’s web site at www.origenfinancial.com or by dialing 800-810-0924. A replay will be available through May 16, 2007 by dialing 888-203-1112, passcode 4378186. You may also access the replay on Origen’s website for 90 days after the event.
Forward-Looking Statements
This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and Origen intends that such forward-looking statements will be subject to the safe harbors created thereby. The words “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate” and similar expressions identify these forward-looking statements. These forward-looking statements reflect Origen’s current views with respect to future events and financial performance, but involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this press release. These risks and uncertainties may cause Origen’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the foregoing assumptions and those risks referenced under the headings entitled “Factors That May Affect Future Results” or “Risk Factors” contained in Origen’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date hereof and Origen expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in Origen’s expectations or future events.
About Origen Financial, Inc.
Origen is an internally managed and internally advised company that has elected to be taxed as a real estate investment trust. Based in Southfield, Michigan, with significant operations in Ft. Worth, Texas, Origen is a national consumer manufactured housing lender and servicer. It offers a complete line of home only products and land home conforming and non-conforming products. Origen also provides servicing for manufactured home only and land home loans.
For more information about Origen, please visit www.origenfinancial.com.
Financial Tables Follow...
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ORIGEN FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
ASSETS

	(Unaudited)
	March 31,	December 31,
	2007	2006
Assets
Cash and Equivalents	$665	$2,566
Restricted Cash	16,079	15,412
Investment Securities	41,802	41,538
Loans Receivable	1,005,202	950,226
Premises & Equipment	3,433	3,513
Goodwill	32,277	32,277
Other Assets	30,574	27,535

Total Assets	$1,130,032	$1,073,067

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Warehouse Financing	$209,387	$131,520
Securitization Financing	662,789	685,013
Repurchase Agreements	23,582	23,582
Note Payable	692	2,185
Other Liabilities	28,718	26,303

Total Liabilities	925,168	868,603

Equity	204,864	204,464

Total Liabilities and Equity	$1,130,032	$1,073,067

ORIGEN FINANCIAL, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Dollars in thousands, except for share data)
(Unaudited)

	Three Months Ended March 31,		Increase (Decrease)
	2007	2006	$	%
Interest Income
Total Interest Income	$20,824	$17,208	$3,616	21.0%
Total Interest Expense	12,920	9,595	3,325	34.7%

Net Interest Income Before Losses	7,904	7,613	291	3.8%
Provision for Loan Losses	1,788	2,125	(337)	-15.9%

Net Interest Income After Losses	6,116	5,488	628	11.4%
Non-interest Income	4,893	4,179	714	17.1%
Non-interest Expenses:
Total Personnel	6,546	5,967	579	9.7%
Total Loan Origination & Servicing	481	376	105	27.9%
State Taxes	70	98	(28)	-28.6%
Total Other Operating	2,195	2,092	103	4.9%

Total Non-interest Expenses	9,292	8,533	759	8.9%

Net Income Before Income Taxes and Cumulative Effect of Change in Accounting	1,717	1,134	583	51.4%
Income Tax Expense	12	—	12	N/A

Net Income Before Cumulative Effect of Change in Accounting	1,705	1,134	571	50.4%
Cumulative Effect of Change in Accounting Principle	—	46	(46)	-100.0%

Net Income	$1,705	$1,180	$525	44.5%

Weighted Average Common Shares Outstanding	25,209,207	24,980,889	228,318	0.9%

Weighted Average Common Shares Outstanding, Diluted	25,291,465	25,124,092	167,373	0.7%

Earnings Per Share on Basic Average Shares Outstanding	$0.07	$0.05	$0.02	40.0%

Earnings Per Share on Diluted Average Shares Outstanding	$0.07	$0.05	$0.02	40.0%